Exhibit 99.1

Tredegar Corporation	Contact:
Corporate Communications	Mitzi S. Reynolds
1100 Boulders Parkway	Phone: 804/330-1134
Richmond, Virginia 23225	Fax: 804/330-1177
E-mail: invest@tredegar.com	E-mail: mitzireynolds@tredegar.com

Web Site: www.tredegar.com

FOR IMMEDIATE RELEASE

SCHER RETIRING AS TREDEGAR PRESIDENT AND CEO, GOTTWALD

ELECTED AS SUCCESSOR

RICHMOND, Va., Jan. 16, 2006 -- Tredegar Corporation (NYSE:TG) announced that Norman A. Scher plans to retire as president and chief executive officer. Scher, 68, joined Tredegar in 1989 as executive vice president and chief financial officer and was elected president and chief executive officer in 2001. He will continue to serve as a member of the board of directors and its executive committee. Scher has also been named vice chairman and will assist with special projects throughout 2006.

Tredegar’s board has elected John D. Gottwald, who is currently chairman of the board, to succeed Scher as president and chief executive officer. Gottwald served as Tredegar’s president and chief executive officer from 1989 to 2001 when he was succeeded by Scher. Richard L. Morrill, an independent director since 1997 and chancellor and former president of the University of Richmond, has been elected chairman. All changes were approved by the board today and are effective March 1.

Gottwald said: “I want to thank Norm for his many contributions to Tredegar and willingness to help the company and board going forward. I’m enthusiastic about the opportunity the board has given me for a second term as president and CEO. The challenges are numerous. We have initiated comprehensive strategic reviews of our businesses. I’m optimistic that by focusing on the priorities identified by these reviews, Tredegar’s performance will improve.”

Scher said: “I’m grateful for the opportunity to have led Tredegar for the last four years. I’m delighted that John will be returning to the role of CEO to lead the execution of our strategies. I am confident he and our management team will be successful, and I look forward to supporting them as appropriate.”

Gottwald, 51, joined Tredegar in 1989 as president and chief executive officer. In 2001, he was elected chairman. Prior to joining Tredegar, he was vice president of aluminum, plastics and energy at

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SCHER RETIRING, page 2

Ethyl Corporation. Gottwald has served on Tredegar’s board since 1989. He also serves on the board of Albemarle Corporation (NYSE:ALB). He received a B.A. degree from Washington & Lee University and an M.B.A. from the University of Richmond.

Based in Richmond, Va., Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This news release may contain “forward-looking statements” regarding Tredegar Corporation’s business. These statements are not historical facts, but statements that involve risks and uncertainties. Actual results could differ materially from those included in these forward-looking statements. For a discussion of such risks and uncertainties, see “Forward-looking and Cautionary Statements” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year.

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